Exhibit 99.1

NEWS RELEASE
Contact Bob Butter, Communications / Office: 412-820-1347/ bbutter@tollgrade.com
TOLLGRADE REPORTS FOURTH QUARTER 2008 RESULTS
PITTSBURGH, January 28, 2009 — Tollgrade Communications, Inc. (NASDAQ: TLGD), a leading supplier of network service assurance test products and solutions, today reported revenue of $14.2 million and a loss per share of ($0.10) for the fourth quarter ended December 31, 2008. Revenue results for the quarter were at the higher end of the Company’s earlier guidance of $12 million — $15 million. The per share results include the effects of non-cash charges for stock-based compensation, restructuring and severance expenses, which amounted to $0.05 per share. Excluding these charges, the loss per share for the fourth quarter 2008 on a non-GAAP basis was ($0.05).
In comparison, revenue and loss per share for the fourth quarter ended December 31, 2007 were $18.8 million and ($2.14), respectively, while earnings per share on a non-GAAP basis, excluding the effect of charges for impairment of intangible assets and goodwill, the establishment of a valuation allowance against certain tax assets not expected to be realized in the future, as well as restructuring, severance and stock-based compensation expenses which affected loss per share by $2.16, for the fourth quarter ended December 31, 2007 were $0.02.
For the year ended December 31, 2008, revenues were $57.2 million and there was a per share loss of ($0.54), compared to revenues of $66.6 million and a per share loss of ($1.98) for the prior year period.
“While our revenue for the fourth quarter was at the higher end of our earlier guidance, our revenue growth and profitability clearly are issues. We had a convergence of costs that materialized in the fourth quarter, negatively impacting our results,” said Joseph Ferrara, President and CEO of Tollgrade. “We implemented many beneficial changes in the quarter and began to execute on our refocused strategy. But, due to the timing of a number of initiatives underway, we have been unable to fully realize certain revenue and cost savings opportunities to positively impact our performance,” added Ferrara.

Fourth Quarter 2008 Revenue Results
Sales from services, which include software maintenance, project management fees and repairs, were $5.8 million in the fourth quarter 2008, compared to $6.2 million in the fourth quarter 2007, a decline of $0.4 million or 6.5%. The decline is primarily attributable to foreign currency translation from contracts denominated in Euros and British Pounds.
Sales of Tollgrade’s system test products were $3.9 million in the fourth quarter 2008, compared to $6.6 million in the fourth quarter 2007. Fourth quarter 2008 revenue includes sales of DigiTest® products including DigiTest ® ICE™, LDU™ and N(x)Test™ test probe hardware products as well as custom software applications and licenses. Fourth quarter 2008 sales of DigiTest and LDU products were lower largely as a result of completion of a significant international project that contributed to fourth quarter 2007 revenue.
Overall sales of the Company’s MCU® products, which extend testability into the POTS network, were $3.6 million in the fourth quarter 2008, compared to $2.8 million in the fourth quarter 2007. The $0.8 million increase was attributable to higher demand as a result of special testability projects with two of our major domestic customers.
Overall sales of cable hardware and software products were $0.9 million in the fourth quarter 2008, compared to $3.2 million in the fourth quarter 2007. Two factors drove the year over year decline — the timing of shipments in the quarter and continued reduced market demand. The year ended with a significant amount of cable product backlog that is expected to ship in the first quarter 2009.
Fourth Quarter 2008 Financial and Operating Data
Gross profit for the fourth quarter 2008 was $6.7 million, compared to $7.0 million in the fourth quarter 2007. As a percentage of sales, gross profit was 47.0% in the fourth quarter 2008, compared to 37.2% in the fourth quarter 2007. The fourth quarter 2007 included a $2.3 million impairment charge related to certain intangible assets. Excluding this impairment charge, gross profit for the fourth quarter 2007 on a non-GAAP basis was 49.3%. Gross profit for the fourth quarter 2008 was impacted by higher than anticipated increases to inventory and other reserves amounting to $0.6 million.
The Company lowered total operating expenses to $8.0 million for the fourth quarter 2008, compared to $35.5 million in the fourth quarter 2007. Excluding restructuring, severance and stock compensation expenses from both periods, as well as the impairment in the fourth quarter 2007 of our goodwill, total operating expenses on a non-GAAP basis were $7.5 million and $9.5 million in the fourth quarter 2008 and 2007, respectively, which represents a $2.0 million or 21.1% reduction.

Selling and marketing expenses in the fourth quarter 2008 were lowered to $1.9 million compared to $2.9 million in the fourth quarter 2007. The decrease in selling and marketing expense was due to our cost reduction initiatives during the first quarter 2008, which primarily reduced personnel costs and consulting fees.
General and administrative expenses were $2.6 million for the fourth quarter 2008 compared to $2.7 million for the fourth quarter 2007.
Research and development costs were $3.2 million for the fourth quarter 2008 compared to $3.9 million in the fourth quarter 2007. The decrease of $0.7 million or 17.9% is attributable to the completion of the transitional engineering program in early 2008 related to the BTD integration, as well as the impact of our cost reduction program.
The provision for income taxes of approximately $0.2 million consists primarily of taxes on income earned in certain foreign jurisdictions. Based on a review of our tax position at December 31, 2008, management did not record any tax benefit on losses pertaining to its U.S. and certain foreign operations.
The Company’s order backlog for firm customer purchase orders and signed software maintenance contracts was $16.3 million as of December 31, 2008, compared to a backlog of $19.2 million as of December 31, 2007. Several maintenance and support agreements for large customers were due to expire at the end of 2008. Currently, the Company is negotiating with two major customers with expired contracts, and a third customer which has extended its contract through the end of the first quarter of 2009. This has resulted in a lower backlog at the end of 2008. Furthermore, the backlog at December 31, 2008 and December 31, 2007 included approximately $12.1 million and $13.6 million, respectively, related to software maintenance contracts, which is primarily earned and recognized as income on a straight-line basis during the remaining terms of these agreements.
Management expects that approximately 45% of the current total backlog will be recognized as revenue in the first quarter 2009.
During the fourth quarter 2008, the Company repurchased approximately 497,000 shares of its stock pursuant to the open market stock repurchase program announced early in the quarter. At December 31, 2008, the Company had 12.7 million shares outstanding, compared to 13.2 million shares outstanding at December 31, 2007. While the Company used $2.2 million in cash during the fourth quarter 2008 for the repurchase, our cash and short-term investment position remains strong at $60.4 million. Excluding cash used for this repurchase, during the fourth quarter 2008, the

Company increased its cash and short-term investment balance by more than $0.4 million, despite the negative foreign currency impact in European accounts due to the strengthening dollar and lower interest rates.
First Quarter 2009 Outlook
“Looking ahead to the first quarter of 2009, we expect revenue to range from $11 million to $14 million,” said Joseph Ferrara, President and CEO of Tollgrade. “Visibility into our markets remains difficult. However, be assured that we are working on a number of initiatives with a great sense of urgency to achieve a more positive outcome in 2009,” added Ferrara.
Conference Call and Webcast
A conference call to discuss earnings results for the fourth quarter 2008 will be held on Thursday, January 29, 2009 at 9:00 AM, Eastern Time. The telephone number for U.S. participants is 1-800-860-2442 (international: 412-858-4600). Please reference Tollgrade’s Fourth Quarter 2008 Earnings Results Call. The conference call will also be broadcast live over the Internet. To listen to this conference call via the Internet, simply log on to the following URL address: http://www.videonewswire.com/event.asp?id=55025
About Tollgrade
Tollgrade Communications, Inc. is a leading provider of service assurance products and services for centralized test systems around the world. Tollgrade designs, engineers, markets and supports centralized test systems, test access and status monitoring products, and next generation network assurance technologies. Tollgrade’s customers range from the top telecom and cable providers, to numerous independent telecom, cable and broadband providers around the world. Tollgrade’s network testing, measurement and monitoring solutions support the infrastructure of cable and telecom companies offering current and emerging triple play services, as well as for power distribution companies. For more information, visit Tollgrade’s web site at www.tollgrade.com

TOLLGRADE COMMUNICATIONS, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Statements of Operations
(In thousands, except per-share data)

	Three Months Ended		Year Ended
	December	December	December	December
	31, 2008	31, 2007	31, 2008	31, 2007
Revenues:
Products	8,448	$12,505	$33,317	$48,893
Services	5,789	6,254	23,907	17,667

	14,237	18,759	57,224	66,560

Cost of sales:
Products	4,867	6,743	17,797	23,501
Services	1,870	1, 755	7,110	4,989
Amortization	802	1,017	3,513	3,058
Impairment	—	2,263	3,291	2,263
Inventory writedown/restructuring	—	—	759	—

	7,539	11,778	32,470	33,811

Gross profit	6,698	6,981	24,754	32,749

Operating expenses:
Selling and marketing	1,881	2,861	8,477	10,224
General and administrative	2,561	2,736	9,615	9,857
Research and development	3,219	3,933	13,099	13,572
Severance	374	896	374	896
Restructuring	—	115	510	942
Impairment of goodwill	—	24,958	—	24,958

Total operating expenses	8,035	35,499	32,075	60,449

Loss from operations	(1,337)	(28,518)	(7,321)	(27,700)
Interest income	274	616	1,343	2,767

Loss before income taxes	(1,063)	(27,902)	(5,978)	(24,933)
Provision for income taxes	211	238	1,137	1,220

Net loss	($1,274)	($28,140)	($7,115)	($26,153)

Diluted earnings per-share information:

Weighted average shares of common stock and equivalents:	12,908	13,156	13,102	13,219

Net loss per common and common equivalent shares	($0.10)	($2.14)	($0.54)	($1.98)

TOLLGRADE COMMUNICATIONS, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Balance Sheets
(In thousands)

	December	December
	31, 2008	31, 2007
ASSETS

Current assets:

Cash and cash equivalents	$57,976	$58,222
Short-term investments	2,419	632
Accounts receivable:
Trade	10,560	14,625
Other	668	2,255
Inventories	10,673	13,687
Prepaid expenses and deposits	1,449	1,120
Deferred and refundable tax assets	453	503
Assets held for sale	—	272

Total current assets	84,198	91,316

Property and equipment, net	2,953	4,279
Intangibles	36,853	44,215
Other assets	343	333

Total assets	$124,347	$140,143

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$1,265	$4,214
Accrued warranty	1,590	1,937
Accrued expenses	1,655	3,148
Accrued salaries and wages	363	891
Accrued royalties payable	299	707
Income tax payable	268	572
Deferred revenue	3,283	2,767

Total current liabilities	8,723	14,236

Pension obligation	889	908
Deferred tax liabilities and other taxes	2,281	1,999

Total liabilities	11,893	17,143

Total shareholders’ equity	112,454	123,000

Total liabilities and shareholders’ equity	$124,347	$140,143

Certain reclassifications have been made to prior year amounts to conform to the current year presentation.

TOLLGRADE COMMUNICATIONS, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Statements of Cash Flows
(In thousands)

	Year Ended
	December 31,	December 31,
	2008	2007

Cash flows from operating activities:
Net loss	($7,115)	($26,153)
Adjustments to reconcile net loss to net cash provided by operating activities:
Impairment of goodwill & intangible assets	3,291	27,221
Depreciation and amortization	5,192	4,755
Stock-based compensation expense	534	815
Valuation allowance	123	9,922
Deferred income taxes	182	(9,435)
Excess tax benefits from share-based compensation	—	(10)
Restructuring and write-down of inventory	775	473
Provisions for losses on inventory	953	402
Provision for allowance for doubtful accounts	100	86
Changes in assets and liabilities:
Accounts receivable-trade	5,026	4,197
Accounts receivable-other	1,204	562
Inventory	1,316	(4,106)
Refundable income taxes	—	897
Prepaid expense and other assets	(302)	(150)
Accounts payable	(4,513)	1,959
Accrued warranty	(343)	(198)
Accrued expenses and deferred income	(1,122)	(1,902)
Accrued royalties payable	(407)	500
Income taxes payable	(287)	557

Net cash provided by operating activities	4,607	10,392

Cash flows from investing activities:
Purchase of Broadband Test Division of Teradyne	—	(11,855)
Purchase of short-term investments	(4,266)	(12,194)
Redemption/maturity of short-term investments	2,479	16,885
Capital expenditures, including capitalized software	(507)	(2,324)
Sale of assets held for sale	265	892

Net cash used in investing activities	(2,029)	(8,596)

Cash flows from financing activities:
Repurchase of treasury shares	(2,181)	(1,109)
Proceeds from exercise of stock options	—	89
Excess tax benefit from stock-based compensation	—	10

Net cash used in financing activities	(2,181)	(1,010)

Net increase in cash and cash equivalents	397	786
Effect of exchange rate changes on cash & cash equivalents	(643)	58
Cash and cash equivalents at beginning of year	58,222	57,378

Cash and cash equivalents at end of year	$57,976	$58,222

Explanation of Non-GAAP Measures
During the fourth quarter 2008, we continued the restructuring programs that we announced on July 27, 2006 and January 30, 2008, aimed at reducing the Company’s existing cost structure. We have provided non-GAAP financial measures (e.g., non-GAAP earnings per share) that exclude the charges associated with the continuation of the restructuring initiatives, as well as the related income tax effects of such items, stock-based compensation expense, write-downs and impairments. These non-GAAP financial measures are provided to enhance the user’s overall understanding of our fourth quarter and financial performance in 2008. We believe that by excluding these charges, as well as the related income tax effects, our non-GAAP measures provide supplemental information to both management and investors that is useful in assessing our core operating performance, in evaluating our ongoing business operations and in comparing our results of operations on a consistent basis from period to period. These non-GAAP financial measures are also used by management to plan and forecast future periods and to assist us in making operating and strategic decisions. The presentation of this additional information is not prepared in accordance with GAAP. The information may, therefore, not necessarily be comparable to that of other companies and should be considered as a supplement to, and not a substitute for, or superior to, the corresponding measures calculated in accordance with GAAP.
To supplement the presentation of our non-GAAP financial measures for the three month periods and years ended December 31, 2008 and December 31, 2007, we have prepared the following tables that reconcile the differences between the non-GAAP financial measures with the most comparable measures prepared in accordance with GAAP. Our non-GAAP financial measures are not meant to be used in isolation from, or as a substitute for, comparable GAAP measures, and should be read only in conjunction with our consolidated financial statements prepared in accordance with GAAP. Our non-GAAP financial measures reflect adjustments based on the following items, as well as the related income tax effect:
•	Restructuring and severance expense: For the three month periods and years ended December 31, 2008 and December 31, 2007, we have excluded the effect of restructuring programs from our GAAP operating expense, operating loss, net loss and diluted EPS. The restructuring program included charges primarily associated with employee severance, refinement of estimates related to relocation, and lease termination costs. We believe it is useful for investors to understand the effect of these expenses on our operating performance.

•	Stock-based compensation expense: For the three month periods and years ended December 31, 2008 and December 31, 2007, we have excluded the effect of employee stock-based compensation expense on operating expenses, operating loss, net loss and diluted EPS. We exclude employee stock-based compensation expense from our non-GAAP measures primarily because they are non-cash expenses that we believe are not reflective of our core operating performance.

•	Impairment charges: For the three month period ended December 31, 2007 and the years ended December 31, 2008 and December 31, 2007, we have excluded the effect of certain intangible and inventory impairment charges on gross profit, gross margin, operating loss, net loss and diluted EPS. We believe it is useful for investors to understand the effect of these charges on our operating performance. There were no comparable charges in the three months ended December 31, 2008. For the three month period and year ended December 31, 2007 we also excluded the effect of goodwill impairment and valuation allowance on such items. There was no comparable charge in the three months ended December 31, 2008.

Reconciliation to GAAP — Quarter Ended December 31, 2008 (Unaudited)

(In thousands,
except per share		Gross	Operating	Operating	Net	Diluted
amount)	Gross Profit	Profit Percentage	Expense	Loss	Income	EPS

GAAP Reported Results	$6,698	47.0%	$8,035	($1,337)	($1,274)	($0.10)

Restructuring	—	—	—	—	—	-

Severance	—	—	(374)	374	374	0.03
Stock-based compensation	—	—	(193)	193	193	0.02

Non-GAAP Results, Excluding special items	$6,698	47.0%	$7,468	($770)	($707)	($0.05)

Reconciliation to GAAP — Year Ended December 31, 2008 (Unaudited)

(In thousands,
except per share		Gross	Operating	Operating	Net	Diluted
amount)	Gross Profit	Profit Percentage	Expense	Loss	Income	EPS

GAAP Reported Results	$24,754	43.3%	$32,075	($7,321)	($7,115)	($0.54)
Impairment	3,291	5.8	—	3,291	3,291	0.25
Restructuring	759	1.3	—	759	759	0.05
Restructuring	—	—	(510)	510	510	0.04
Severance	—	—	(374)	374	374	0.03
Stock-based compensation	—	—	(534)	534	534	0.04
Valuation allowance	—	—	—	—	123	0.01

Non-GAAP Results, Excluding special items	$28,804	50.4%	$30,657	($1,853)	($1,524)	($0.12)

Reconciliation to GAAP — Quarter Ended December 31, 2007

(In thousands, except		Gross	Operating	Operating (Loss)	Net	Diluted
per share amount)	Gross Profit	Profit Percentage	Expense	Income	Income	EPS

GAAP Reported Results	$6,981	37.2%	$35,499	($28,518)	($28,140)	($2.14)
Impairment	2,263	12.1	—	2,263	1,509	0.11
Restructuring	—	—	(115)	115	77	0.01
Severance expense	—	—	(896)	896	598	0.05
Stock-based compensation	—	—	14	(14)	(9)	—
Goodwill Impairment	—	—	(24,958)	24,958	16,647	1.27
Valuation allowance	—	—	—	—	9,512	0.72

Non-GAAP Results, Excluding special items	$9,244	49.3%	$9,544	($300)	$194	$0.02

Reconciliation to GAAP— Year Ended December 31, 2007

(In thousands, except		Gross	Operating	Operating (Loss)	Net	Diluted
per share amount)	Gross Profit	Profit Percentage	Expense	Income	Income	EPS

GAAP Reported Results	$32,749	49.2%	$60,449	($27,700)	($26,153)	($1.98)
Impairment	2,263	3.4	—	2,263	1,509	0.11
Restructuring	—	—	(942)	942	628	0.04
Severance	—	—	(896)	896	598	0.05
Stock-based compensation	—	—	(815)	815	544	0.04
Goodwill Impairment	—	—	(24,958)	24,958	16,647	1.27
Valuation allowance	—	—	—	—	9,512	0.72

Non-GAAP Results, Excluding special items	$35,012	52.6%	$32,838	$2,174	$3,285	$0.25

Forward Looking Statements
The foregoing release contains “forward looking statements” regarding future events or results within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements concerning the Company’s current expectations regarding revenue for the first quarter 2009. The Company cautions readers that such “forward looking statements” are, in fact, predictions that are subject to risks and uncertainties and that actual events or results may differ materially from those anticipated events or results expressed or implied by such forward looking statements. The Company disclaims any current intention to update its “forward looking statements,” and the estimates and assumptions within them, at any time or for any reason.
In particular, the following factors, among others could cause actual results to differ materially from those described in the “forward looking statements”: (a) possible delays in, or the inability to complete, negotiation and execution of purchase and service agreements with new or existing customers, in particular, the three major customers currently in negotiations with the Company for renewal of maintenance and support agreements, which, if not completed, could have a material adverse effect on the Company’s results, including possible impairment charges; (b) changes in exchange rates of foreign currencies in which we transact business relative to the U.S. dollar; (c) the inability of the Company to realize the benefits of its strategic and revenue and cost initiatives due to unforeseen delays, changes in its markets or other factors, and the risk that these initiatives will not promote revenue growth or restore profitability in the timeframe anticipated by the Company; (d) inability of the Company to recognize all or a portion of its backlog as expected, including without limitation the cable product backlog expected to ship in the first quarter 2009, due to delays in shipment or other factors; (e) the risk that our previous cost-cutting initiatives may have impaired, or that our current and future initiatives may impair, the Company’s ability to effectively develop and market products and remain competitive in the telecom business; (f) inability of the management team to implement the strategic repositioning of the Company to focus on its service assurance offerings in the telecom markets; (g) inability to complete or possible delays in completing certain research and development efforts required for new products and solutions and delays in market acceptance of our new network acceptance solutions beyond the timeframes anticipated or at all; (h) general economic uncertainty and its impact on the capital budgets for certain of our major customers; (i) the inability to make changes in business strategy, development plans and product offerings to respond to the needs of the significantly changing telecommunications markets and network technologies;(j) further declines in demand for our existing cable testing products; (k) pricing pressures affecting our cable-related products as a result of increased competition, consolidation within the cable industry and the adoption of standards-based protocols; (l) our dependence upon a limited number of third party subcontractors and component suppliers to manufacture or supply certain aspects of the products we sell; (m) the ability to manage the risks associated with and to grow our business; (n) the uncertain economic and political climate in certain parts of the world where we conduct business and the potential that such climate may deteriorate; and (o) our ability to efficiently integrate acquired businesses and achieve expected synergies. Other factors that could cause actual events or results to differ materially from those contained in the “forward looking statements” are included in the Company’s filings with the U.S. Securities and Exchange Commission (the “SEC”) including, but not limited to, the Company’s Form 10-K for the year ended December 31, 2007 and any subsequently filed reports. All documents are also available through the SEC’s Electronic Data Gathering Analysis and Retrieval system at www.sec.gov or from the Company’s website at www.tollgrade.com.
™ ICE is a trademark of Tollgrade Communications, Inc.
™ N(x)Test is a trademark of Tollgrade Communications, Inc.
™ LDU is a trademark of Tollgrade Communications, Inc.
® DigiTest is a registered trademark of Tollgrade Communications, Inc.
® MCU is a registered trademark of Tollgrade Communications, Inc.
All other trademarks are the property of their respective owners.